EMPLOYMENT CONTRACT

      AN AGREEMENT made on August 31, 1997, between WILLIAM R. STODDARD residing in Salt Lake City, Utah, herein referred to as "STODDARD" and CYCLO3PSS CORPORATION, a Delaware Corporation, with business offices located at 3646 West 2100 South, Salt Lake City, Utah, herein referred to as "CYCLO3PSS".

      In consideration of the mutual covenants and promises of the parties hereto, CYCLO3PSS and STODDARD agree as follows:

      SECTION ONE - EMPLOYMENT: CYCLO3PSS employs STODDARD to act as President, Chief Executive Officer and Chairman of the board for CYCLO3PSS and its subsidiary corporations, and STODDARD accepts such employment with CYCLO3PSS, subject to the terms and conditions of this agreement.

      SECTION TWO - TERM OF EMPLOYMENT: The effective term of this agreement and the employment hereunder shall commence on September l, 1997, and continue until August 31, 2000.

      SECTION THREE - DUTIES OF STODDARD: STODDARD will serve
CYCLO3PSS to the best of his ability under the direction of the board of directors of CYCLO3PSS. STODDARD shall devote such of his time and energy as is necessary to timely complete the services and duties contemplated under this agreement.

      SECTION FOUR - REGULAR COMPENSATION: STODDARD' S salary shall be at the rate of One Hundred and Fifty Thousand ($ 150,000.00) dollars per calendar year, payable semi-monthly, during the life of this agreement.

      SECTION FIVE - INCENTIVE STOCK OPTION: In addition to the compensation as described above, and as a further incentive for STODDARD to continue his employment throughout the period defined above, CYCLO3PSS agrees to, and hereby grants to STODDA.RD, options for the purchase of FOUR HUNDRED AND FIFTY THOUSAND SHA.RES (450,000) of newly issued restricted common stock in concert with the execution of this Contract. These options are exercisable at a rate of ONE HUNDRED AND FIFTY THOUSAND SHARES (l 50,000) per year, for each year of the THREE YEAR (3yr) period of employment as defined in the Contract. The options are considered earned monthly and are exercisable at the end of each employment year and are conditioned only by section twelve of this Contract. The options are non-transferable other than by will or the law of descent and distribution, and expire upon the FIVE YEAR (5yr) anniversary of the date on which they become exercisable.

     SECTION SIX - PRICE AND VALUATION OF THE OPTIONED SHARES: The optioned shares are deemed granted upon the execution of this Employment Contract. The options are granted at the current fair market value of the Companys common stock, which has been determined by Board of Directors of the Company to be 90 cents ($0.90) per share. Said

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excercise  price is the average  closing bid for such said stock during the last five days of August, 1997.

      SECTION SEVEN - HEALTH CARE INSURANCE BENEFITS: It is the intent of CYCLO3PSS to provide STODDARD and his dependants with health insurance coverage on a plan specific to key executive personnel. CYCLO3PSS shall have complete descretion in choosing the type of health insurance plan provided STODDA.RD and in choosing the insurance carrier and extent of insurance coverage, provided that such health insurance plan will include hospital, maternity, major medical, and dental coverage for STODDARD and his dependants. In the event it is determined that establishing such an executive plan is inconsistent with federal or state statutes. CYCLO3PSS will provide the same health insurance benefits to STODDARD that are provided to other employees.

      SECTION EIGHT - MOVING EXPENSES: In the event STODDARD is required by CYCLO3PSS to move his residence outside of the State of Utah, STODDARD shall receive towards any moving expenses the amount actually spent for moving vans, storage of goods in transit, any sales commission on the sa.le of STODDARD' S present residence, and all motel and hotel room expense.

      SECTION NINE - REIMBURSEMENT FOR EXPENSES: STODDARD shall be authorized to incur reasonable expenses on behalf of CYCLO3PSS including, but not limited to, expenses for entertainment, travel, management seminars, related travel and related use of the telephone. CYCLO3PSS shall reimburse STODDARD for reasonable out-of pocket expenses which STODDARD may incur in connection with his services for CYCLO3PSS contemplated herein, provided that STODDARD presents appropriate vouchers evidencing any such expenses to CYCLO3PSS.

      SECTION TEN - STODDARD'S SERVICE AS DIRECTOR: STODDARD hereby consents to serve, if duly elected, as a director of CYCLO3PSS or any subsidiary or corporation affiliated with CYCLO3PSS. However, STODDARD' S employment during the employment period as defined above is not conditioned by, nor contingent upon STODDARD'S participation as a member of the Board of Directors.

      SECTION ELEVEN - INDEMNIFICATION OF STODDARD: CYCLO3PSS shall indemnify STODDARD to the full extent permitted by law against all expenses, attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by STODDARD in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, incurred by STODDARD in connection with any act or omission by STODDARD occasioned under this agreement, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of CYCLO3PSS and provided, with respect to any criminal action, that he did not have reasonable cause to believe his conduct was unlawful.

     SECTION TWELVE - TERMINATION: This agreement may be terminated by CYCLO3PSS for cause only. Cause shall be defined as fraud, misappropriation or intentional material damage to the property or business of CYCLO3PSS, or by board determination of

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inadequate  performance.  STODDARD may cancel this  agreement on Sixty (60) days written notice for any reason. If CYCLO3PSS terminates this agreement without cause, CYCLO3PSS shall pay to STODDARD, an amount equal to the remaining compensation set forth in Section Four and Five hereof from the date of termination to the expiration date of this agreement. If STODDARD terminates this agreement, or if CYCLO3PSS terminates this Contract for cause, STODDARD will receive only that compensation earned by him up to the point of his termination including stock options and bonuses then due as set forth in sections Four and Five, with the non-competition and non-disclosure provisions of Section Thirteen remaining in effect notwithstanding the termination of this agreement.

      SECTION THIRTEEN - NON-COMPETITION AFTER TERMINATION:
STODDARD agrees that in addition to any other limitation, for a period of 24 months after the termination of his employment hereunder, and unless otherwise specified herein, he will not directly or indirectly engage in, or in any manner be connected with or employed by any person, firm or corporation in competition with CYCLO3PSS or any of its subsidiaries, or engaged in providing similar products and services as CYCLO3PSS or any of its subsidiaries, within the territorial limits of the United States of America.

      SECTION FOURTEEN - USE OF CONFIDENTIAL INFORMATION:
STODDARD recognizes and acknowledges that he will have access to certain confidential information of CYCLO3PSS or other division or subsidiary of CYCLO3PSS and that such information constitutes valuable, special and unique property of CYCLO3PSS and such other entities. STODDARD agrees that in addition to any other limitation, regardless of the circumstances of the termination of employment, he will not communicate to any person, firm, or corporation any such confidential information relating to any product, patent, patent pending, FDA Certification, license, certificate, design, customer lists, prices, secrets, advertising, or any confidential knowledge or secrets which he might from time to time acquire with respect to the business of CYCLO3PSS or any of its subsidiaries, for a period of five years after termination or whenever information becomes available to the public, whichever comes first.

      SECTION FIFTEEN - COMMUNICATIONS TO CYCLO3PSS: From the time this agreement commences until the termination thereof, STODDARD shall communicate and channel to CYCLO3PSS all knowledge, business and customer contracts and any other matters of information which could concern or be in any way beneficial to the business of CYCLO3PSS, whether acquired by STODDARD before or during the terms of this agreement, provided, however, that nothing hereunder shall be construed as requiring such communications where the information is lawfully protected from disclosure as a trade secret of a third party. Any such information communicated to CYCLO3PSS as aforesaid shall be and remain the property of CYCLO3PSS, notwithstanding the subsequent termination of this agreement.

      SECTION SIXTEEN - BINDING EFFECT: This agreement shall be binding on and shall insure to the benefit of CYCLO3PSS, or any successor (s) of CYCLO3PSS, and the personal representatives of STODDA.RD. CYCLO3PSS may assign all of its interest in this agreement, subject to all the obligations of CYCLO3PSS, to any third-party interested in taking over the capital stock and property of CYCLO3PSS, and STODDARD will fulfill for such corporation any and all obligations required under this agreement. In the event any such third-party taking

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over the capital stock and/or  property of CYCLO3PSS  terminates this employment agreement for any reason other than cause as defined in Section Twelve hereof, STODDARD shall be entitled to his full compensation hereunder remaining under the THREE (3) year terms of this employment agreement, including all bene~ts and/or rights set forth in Sections Four, Five, Seven, Eight and Nine hereof.

      SECTION SEVENTEEN - LAW TO GOVERN CONTRACT: This agreement shall be governed by the law of the State of Utah.

      SECTION EIGHTEN - MISCELLANEOUS: In the event a provision of this agreement shall be construed invalid or unenforceable by a court of competent
jurisdiction,   this  agreement  shall  be  construed  as  if  such  invalid  or unenforceable provisions were omitted.

     In Witness Whereof, the parties have executed this agreement the day and year first above written.

                            /s/ William R. Stoddard
                               WILLIAM R. STODDARD

                            CYCLO3PSS CORPORATION
                            Under Authority of the Board of Directors ;


                            By: /s/ Steve Sarich, Jr.
                                Member of the Board and of
                                The Executive Compensation
                                Committee


Attest:




___________________














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                              AMENDMENT NO. 1 TO

                              EMPLOYMENT CONTRACT

      The undersigned agree that Section Six of the Employment Contract is hereby amended to reduce the exercise price of the option shares from $1.61 (One Dollar and Sixty One Cents) per share to $.10 (Ten Cents) per share.


Dated:  4/22/99

                                    /s/ William R. Stoddard
                                    WILLIAM R. STODDARD


                                    CYCLO3PSS CORPORATION
                                    Under Authority of the Board of Directors

                                    By:      /s/ Steve Sarich, Jr.
                                          Member of the Board and of
                                          The Executive Compensation
                                          Committee

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